                                                       Exhibit 99.B(d)(2)(O)(iv)

[ING FUNDS LOGO]


February 26, 2004


VIA FACSIMILE AND UPS NEXT DAY AIR

Janus Capital Management, LLC
44 Cook St. 5th floor
Dever, CO 80206

Re:  Portfolio Management Agreement

To Whom It May Concern:

     Pursuant to Section 16 of the Portfolio Management Agreement (the "Agreement") between Janus Capital Management, LLC, ING Investors Trust (formerly known as The GCG Trust), and Directed Services, Inc., this letter serves as notice of termination of the Agreement with respect to the ING Janus Growth and Income Portfolio effective as of May 2, 2004.

                                            Sincerely,

                                            /s/ Babe Wilkinson

                                            Babe Wilkinson
                                            Directed Services, Inc.


7337 E. Doubletree Ranch Rd.      Tel: 480-477-3000        ING Investros Trust
Scottsdale, AZ 85258-2034         Fax: 480-477-2744